FOR IMMEDIATE RELEASE
Contact: William J. Evanson
Executive Vice President & Chief Financial Officer
(440) 720-3301


                       ANTHONY & SYLVAN POOLS CORPORATION
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                     AMENDS ITS ODD-LOT TENDER OFFER FILING
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Mayfield Village, Ohio (November 13, 2003) - Anthony & Sylvan Pools Corporation
(NASDAQ: SWIM) filed with the Securities and Exchange Commission ("SEC") on November 13, 2003 an amendment to the Schedule 13E-3 and Offer to Purchase responding to SEC comments. As described in its Offer to Purchase, Anthony & Sylvan is offering $4.00 per share for all common shares owned by holders of 99 or fewer shares as of the close of business on October 23, 2003. The amendment may be obtained, free of charge, on the website of the Company (www.anthonysylvan.com) or the SEC (www.sec.gov). Investors who have questions should contact Georgeson Shareholder, the Information Agent for the offer, by toll-free telephone at (800) 213-0475.

Anthony & Sylvan operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of 39 sales design centers in 22 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.